SEARCHLIGHT MINERALS CORP. RECEIVES
 CERTIFICATE OF OCCUPANCY FOR ELECTROWINNING BUILDING AT CLARKDALE SLAG PROJECT

FOCUS SHIFTS TO INTEGRATED PROCESSING OF SLAG MATERIAL, INCLUDING EXTRACTION OF PRECIOUS METALS

HENDERSON, Nevada (January 7, 2009) -- Searchlight Minerals Corp. (OTCBB: SRCH) (the “Company”), is pleased to announce that the Company received a Certificate of Occupancy from the Town of Clarkdale, Arizona, for the electrowinning building at its Clarkdale Slag Project on December 30, 2008.

“I would like to compliment our staff, contractors and construction crews on the achievement of this significant milestone,” stated Ian McNeil, Chief Executive Officer of Searchlight Minerals Corp.  “Our construction crews worked extended hours throughout the holidays in order to allow our Clarkdale Metals subsidiary to obtain the Certificate of Occupancy before year-end.”

The Company also reports substantial progress in completing and testing the major components of the initial production module that is housed in the main building.  During the past month, the filter presses have been fully integrated and tested.  Initial difficulties encountered with the filtering and conveyor systems were overcome through the combined diligent efforts of the manufacturers’ technical representatives and the Company’s on-site crews.  Some structural enhancements to the building were necessary in order to reduce vibration, and the manufacturer of the primary vibratory grinder completed complementary adjustments to the machine just prior to the holiday period.

“We began running large batches of material through the crushing, conveying, grinding, and filtering equipment in the main plant building in mid-December, and while the processing of up to four tons of material at a time has posed some challenges, we are pleased with the results achieved in the testing of primary equipment,” continued McNeil.  “To date, we have encountered no insurmountable obstacles in the start-up of this multifaceted production/processing facility.”

Overall, the Clarkdale Project is proceeding according to the Company’s recent projections.  All major components and processing circuits in the primary building are in ‘shake-down’ mode.  Beginning this week, the focus will shift to the leaching circuit, where chemicals will be introduced to the system for the first time.  The Company will continue with its systematic start-up, concentrating on the most important and economically significant circuit, the gold recovery process.  All of the resources are on hand to process material through the crushing, grinding, leach, filter and gold extraction circuits.  Coincident with these activities, equipment testing will commence in the electrowinning building, where zinc and copper will ultimately be removed from loaded resins and converted into plated metal.  Thereafter, the Company should be prepared to integrate the circuits in the primary production building with those in the electrowinning building and begin operating the integrated facility on a continuous basis.

“Presently, the Company is very excited that its focus has officially shifted from construction to production testing and process optimization.  As in every major start-up, problems are anticipated, but we are justifiably confident that solutions will quickly follow,” concluded McNeil.

The objective of this update, and others that will follow, is to allow Searchlight Minerals Corp. stockholders to more fully appreciate the Company’s interim accomplishments and progress towards its stated goals and objectives.

About Searchlight Minerals Corp.

Searchlight Minerals Corp. is a minerals exploration company focused on the acquisition and development of projects in the southwestern United States.  The Company is currently involved in two projects:  (1) the Clarkdale Slag Project, located in Clarkdale, Arizona, is a reclamation project to recover precious and base metals from the reprocessing of slag produced from the smelting of copper ores mined at the United Verde Copper Mine in Jerome, Arizona; and (2) the Searchlight Gold Project, which involves exploration for precious metals on mining claims near Searchlight, Nevada.  The Clarkdale Project is the more advanced of two ongoing projects that the Company is pursuing.  The Searchlight Gold Project is an early-stage gold exploration endeavor on 3,200 acres located approximately 50 miles south of Las Vegas, Nevada.

Searchlight Minerals Corp. is headquartered in Henderson, Nevada, and its common stock is listed on the OTC Bulletin Board under the symbol “SRCH”.  Additional information is available on the Company's website at www.searchlightminerals.com and in the Company’s filings with the U.S. Securities and Exchange Commission.

Forward-Looking Statements

This Press Release may contain, in addition to historical information, forward-looking statements. Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors disclosed under the heading “Risk Factors” and elsewhere in the Company’s periodic filings with the U.S. Securities and Exchange Commission.  When used in this news release, the words such as "could,” “plan”, "estimate", "expect", "intend", "may", "potential", "should", and similar expressions, are forward-looking statements. The risk factors that could cause actual results to differ from these forward-looking statements include, but are not restricted to the Company’s limited operating history, uncertainties about the availability of additional financing, geological or mechanical difficulties affecting the Company’s planned geological or other work programs, uncertainty of estimates of mineralized material, operational risk, environmental risk, financial risk, currency risk and other statements that are not historical facts as disclosed under the heading “Risk Factors” and elsewhere in the Company’s periodic filings with securities regulators in the United States.  Consequently, risk factors including, but not limited to the aforementioned, may result in significant delays to the projected or anticipated production target dates.

Contact Information:

Carl Ager, Vice President at (702) 939-5247 or via email at ir@searchlightminerals.com
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com